UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Form 8-K
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Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2010
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SunPower Corporation
(Exact name of registrant as specified in its charter)
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001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3939 North First Street, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4I under the Exchange Act (17 CFR 240.13e-4I)

Item 1.01	Entry into a Material Definitive Agreement.

As reported in a Current Report on Form 8-k filed with the Securities and Exchange Commission on May 27, 2010, SunPower Technology, Ltd. (“SPTL”) (an indirect Cayman Islands subsidiary of SunPower Corporation, a Delaware corporation (“SunPower”)) and SunPower Malaysia Manufacturing SDN.BHD, a wholly-owned Malaysian subsidiary of SPTL (the “JVC”), then entered into a joint venture agreement (the “Joint Venture Agreement”) with AU Optronics Singapore Pte. Ltd. (“AUO”), a company organized under the laws of Singapore, and AU Optronics Corporation, a company organized under the laws of Taiwan and the ultimate parent company of AUO (“AUO Taiwan”). Pursuant to the terms of the Joint Venture Agreement, SPTL and AUO will jointly own the gigawatt-scale Fab 3 facility currently being constructed in Malaysia through each party’s 50% equity ownership interest in the JVC. The joint venture will deploy SunPower’s solar cell technology and process know-how and AUO’s manufacturing expertise to install and operate the Fab 3 facility with JVC manufacturing and selling solar cells (on a “cost-plus” basis) to SunPower Systems Sarl, a Switzerland subsidiary of SunPower (“SPSW”) (or its affiliates), and AUO. SunPower expects the JVC to provide a substantial portion of SunPower’s solar cell supply beginning in 2011.

The transaction closed on July 5, 2010 (the “Closing”), and each of SPTL and AUO now holds a 50% ownership interest in the JVC.   At the Closing, the parties entered into a licensing and joint development and other ancillary transaction agreements. Through these agreements, SPTL and AUO will, among other things, license to the JVC, on a non-exclusive, royalty-free basis, certain background intellectual property related to solar cell manufacturing (in the case of SPTL), and manufacturing processes (in the case of AUO). Ownership and licensing terms are also agreed upon with respect to both improvements made by the JVC to the background intellectual property of either party, and developments based upon the background intellectual property of either party. In addition, any proposed step modification approved by SPTL will result in a joint development program among the parties. Upon the dissolution of the JVC, intellectual property owned by the JVC that primarily relates to AUO’s field of use would be assigned to AUO, all other intellectual property owned by the JVC would be assigned to SPTL, and all rights granted to the JVC will terminate.

At the Closing, each of SPSW and AUO also entered into a seven-year supply agreement with the JVC (renewable by the purchaser for one-year periods thereafter), committing to the purchase of the solar cells manufactured by the JVC. Under the terms of the supply agreements, the percentage of the JVC’s total annual output allocated on a monthly basis to (1) SPSW ranges from 95% in fiscal year 2010 to 80% in fiscal year 2013 and thereafter, and (2) AUO ranges from 5% in fiscal year 2010 to 20% in fiscal year 2013 and thereafter. SPSW and AUO have the right to reallocate supplies from time to time pursuant to a written agreement. The supply agreements also specify that in the event that either AUO or SPTL sells its shares in the JVC, certain terms and conditions customary for a third-party vendor arrangements will apply to such party’s supply arrangement with the JVC.  The supply agreements also require that the JVC either assume a portion of certain SunPower’s existing polysilicon purchase obligations or enter into a commercial arrangement with SunPower to purchase a portion of SunPower’s existing purchase obligations on the same terms.

Item 8.01	Other Information.

    On June 30, 2010, Woongjin Energy Co., Ltd., a company organized under the laws of Korea (“Woongjin”), completed its initial public offering and the sale of 15,880,000 new shares of common stock at an offering price of 9,500 Korean won. Shares of Woongjin’s common stock are now traded publicly on the Korean Exchange. SunPower did not participate in this common stock issuance by Woongjin. SunPower continues to hold 19,398,510 shares of common stock. As a result of the new common stock issuance by Woongjin in the initial public offering, SunPower’s percentage equity interest in Woongjin decreased from approximately 42.06% to 31.29% of Woongjin’s issued and outstanding shares of common stock. In connection with Woongjin’s initial public offering, SunPower entered into an agreement to, among other things, restrict its selling or transferring such shares for a period of six months following the initial public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: July 7, 2010	By:	/s/ DENNIS V. ARRIOLA
	Name:	Dennis V. Arriola
	Title:	Executive Vice President and Chief Financial Officer